Exhibit 99.1

Community Bancorp. Reports First Quarter 2021 Earnings;
Continued Strong Growth in Deposits, Earnings and Assets

Derby, VT: April 21, 2021 --- Community Bancorp., (OTCQX:CMTV) Community National Bank, has reported earnings for the first quarter ended March 31, 2021, of $3,025,701 or $0.57 per share, an increase of $1,164,462, or 63% compared to $1,861,239 or $0.35 per share for the first quarter of 2020.

Total assets for the Company at the end of the quarter were $937,522,251 compared to $918,233,284 at year-end 2020 and $751,692,254 as of March 31, 2020. The increase in total consolidated assets this year has been driven by an increase in loans in the amount of $20.1 million, largely attributable to the origination of Paycheck Protection Program (“PPP”) loans in the amount of $53 million and an increase in the available-for-sale investment portfolio of $21.2 million. These increases were funded in part by a decrease in overnight deposits of $26.9 million and an increase in total deposits of $23.7 million. Similarly, the $185.8 million increase in assets, year over year, reflects increased loans of $95.1 million, the investment portfolio of $40.1 million and overnight deposits of $47.7 million. Core deposit growth enabled the Company to pay off $20.4 million in short-term borrowed funds, reducing its total borrowing position to $2.3 million. Total deposit balances have increased $187.8 million, or 30.4%, year over year.

The Company’s strong earnings reflect processing fees from the SBA for the origination of PPP loans in the amount of $1.2 million in the first quarter of 2021, of which there were none in the same quarter in 2020. Interest expense decreased $621 thousand, or 42.1% year over year, reflecting historically low rates and significant increases in non-interest-bearing demand deposit accounts, offsetting the impact of the significant increase in total deposit balances. Lower interest rates on deposit accounts have not resulted in any loss of accounts or lower balances in core deposit accounts.

President and CEO Kathryn Austin commented on the Company’s results: “In the first quarter of 2021, our Company continued to perform strongly as the economic and business trends seen in 2020 continued to affect our customer base. Despite the remaining challenges associated with the pandemic, we successfully met the needs for timely access to a second round of PPP loans for customers and non-customers, as re-openings have begun. The historically low-interest-rate environment reduced our interest expense, while our careful management of loans enabled us to minimize charge-off activity in this year’s first quarter, despite a larger loan portfolio. We remain focused on executing our strategy of responsible, profitable growth, confident that we are even better positioned to serve our customers and communities.”

The provision for loan losses for the first three months ended March 31, 2021 was $267,497, compared to $376,503 for the same period in 2020. The year over year decrease primarily reflects negligible net charge off activity this year, compared to higher than anticipated loan charge off activity as well as loan growth during the first quarter of 2020.

Total non-interest income for the three months ended March 31, 2021 of $1,572,231 increased 16% from $1,353,707 for the same period in 2020. Total non-interest expenses increased $272 thousand, or 5.3% year over year, due to increases in salaries and benefits of 4.5%, a 9.0% increase in occupancy partly due to a branch relocation and renovation, and normal increases in other operating expenses of 5.2%

Equity capital grew to $78.1 million, with a book value per share of $14.36 as of March 31, 2021, compared to equity capital of $70.6 million and a book value of $13.14 as of March 31, 2020.

As previously announced, the Company has declared a quarterly cash dividend of $0.22 per share payable May 1, 2021 to shareholders of record as of April 15, 2021.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.

For more information, contact:
Kathryn Austin, President & CEO at (802) 334-7915